ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                       OF SHIELD ENTERPRISES CORPORATION

     Pursuant  to  the  provisions  of  the  Colorado   Corporation   Code,  the
undersigned corporation adopts the following Articles of Amendment of its Articles of Incorporation:

     FIRST: The name of the corporation is Shield Enterprises Corporation.

     SECOND: The Corporation has received cash or other consideration in connection with the issuance of outstanding shares.

     THIRD: The following amendments to the Articles of Incorporation were adopted by the shareholders of this Corporation on the 8th day of May, 1990, in the manner prescribed by the Colorado Corporation Code. Resolution setting forth the proposed following amendments, directing such amendments be submitted to the shareholders and calling a meeting of shareholders to consider such amendments, were duly adopted by the Board of Directors by unanimous written consent of its members. A meeting of shareholders was duly called and held, upon notice duly given, and a quorum of shareholders was present at such meeting. The number of shares voted for each of the amendments was sufficient for approval.

     FOURTH: Article I of the Articles of Incorporation of this Corporation is amended in its entirety to read as follows:

                                   ARTICLE I

     The name of the Corporation is Milestone Capital, Inc.

     FIFTH: Paragraph 1 of Article V of the Articles of Incorporation is amended in its entirety to read as follows:

                                   ARTICLE V

     1. On May 18, 1990, the authorized capital shares of the Corporation will be decreased from 2,000,000,000 to 20,000,000 Common Shares, no par value. The total number of shares which the Corporation shall then have the authority to issue is 20,000,000 Common Shares, no par value. All shares when issued will be fully paid and nonassessable. Each shareholder of record shall have one vote for each Common Share outstanding in his name on the books of the Corporation and shall be entitled to vote such shares. Each one thousand (1,000) Common Shares issued and outstanding on May 18, 1990 will be changed, reclassified and decreased to one (1) Common Share, with the no par value remaining constant. Any fractional share that would be issuable pursuant to such change shall be rounded up to the nearest whole Common Share.


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     SIXTH:  Article  VII of the  Articles  of  Incorporation  is amended in its entirety to read as follows:

                                  ARTICLE VII

     The personal liability of any director for monetary damages shall be eliminated to the maximum extent permitted by law. A director who is or was made a party to a proceeding because he is or was an officer, employee, or agent of the corporation is entitled to the same right as if he were or had been made a party because he was a director.

                                   ARTICLE XV

     One third (1/3) of the shareholders entitled to vote represented in person or by proxy shall constitute a quorum at any meeting of the shareholders.

     EIGHTH: These Articles of Amendment do not effect a change in the amount of stated capital of this Corporation.

                                       SHIELD ENTERPRISES CORPORATION



                                       /s/ Signature on file
                                       ---------------------
                                       Its President



                                       /s/ Signature on file
                                       ---------------------
                                       Its Secretary

     Subscribed and sworn to before me this 8th day of May, 1990. My commission expires July 8, 1991.


                                       /s/ Phillis L. Herd
                                       -------------------
                                       Notary Public

(S E A L)